Exhibit 10.2

Crescent Financial Corporation
1005 High House Road
Cary, North Carolina 27513

Mr. Michael G. Carlton
206 Chalon Drive
Cary, NC 27511

November 2, 2011

Mr. Carlton:

This letter amends the employment agreement dated 2/23/11 between Crescent Financial Corporation, Crescent State Bank, and you (“Employment Agreement”).  All capitalized terms used but not defined in this letter have the meanings set forth in the Employment Agreement , and all provisions in the Employment Agreement remain the same except as set forth below.

1.
Section 1 of the Employment Agreement is amended and restated in its entirety as follows:  “Term.  Subject to, and conditioned upon, the closing of the Transaction, the Company and Bank will employ Executive, and executive accepts employment with the Company and Bank, upon the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date, and ending no later than 90 days, as determined by the Company, following the Effective Date (“Employment Period”).  The expiration of the Employment Period and Executive’s termination resulting therefrom shall be considered a “Termination Without Cause” under this Agreement.

2.
The first three sentences of Section 2 of the Employment Agreement that follow the heading “Position and Duties” are amended and restated as follows: “During the Employment Period, Executive will serve as an employee in a non-executive position to provide transition services as needed.”

3.	Section 4(e) of the Employment Agreement is deleted in its entirety.

With your counter-signature below, you accept and agree to these amendments to the terms of the Employment Agreement, as of the date hereof.

Sincerely,

Crescent Financial Corporation

/s/ Bruce W. Elder
By:
Its:	Vice President

Crescent State Bank

/s/ Bruce W. Elder
By:
Its:	SVP & CFO

Accepted:

/s/ Michael G. Carlton
Michael G. Carlton